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                                                                  EXHIBIT (A)(1)


                                  ZONAGEN, INC.

                        2408 Timberloch Place, Suite B-10
                           The Woodlands, Texas 77380
                              Phone: (281) 719-3400

     SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH UP TO 8,571,428 SHARES OF
           OUR COMMON STOCK AT A PURCHASE PRICE NOT GREATER THAN $2.10
                          NOR LESS THAN $1.83 PER SHARE

         THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 7, 2004 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED. We MAY EXTEND THE OFFER PERIOD AT ANY TIME.

         This Supplement to our original Offer to Purchase dated November 19, 2003 is being mailed to provide you with additional information about our Offer. In particular, this Supplement includes the following:

                  - We have reduced the maximum number of Shares for which we are making an Offer from 9,836,065 Shares to 8,571,428 Shares, which is the maximum amount we may purchase at the top of the Purchase Price Range for $18 million. This Supplement amends the Offer to Purchase in all places where appropriate to reflect this change.

                  - As a result of the reduction in the maximum number of Shares for which we are making an Offer, we are extending the Expiration Date of our Offer for 10 business days from the date of this Supplement, which means the Expiration Date is now January 7, 2004. This Supplement amends the Offer to Purchase in all places where appropriate to reflect this change.

                  - We have included additional information in Section 2 to provide more information about how our Board of Directors came to a decision to make this Offer.

                  - We have added Joseph Podolski and Louis Ploth as filing persons to the Schedule TO-I and, as a result, have included additional information in Section 2 and
                           Section 4 about their purposes and reasons for the Offer and the effects on them of the Offer.

                  - We have added additional disclosure in Section 4 to demonstrate the determination of fairness considered by both the Board and Messrs. Podolski and Ploth.

                  - This Supplement includes only those Sections from the Offer to Purchase that were affected by our changes. For example, we have not included any of the information from the section entitled "Zonagen's Plans After the Offer" starting on page 12 and ending on page 46 of the Offer to Purchase since none of this information has changed. However, we have included a revised Unaudited Pro Forma September 30, 2003 Balance Sheet to reflect the change in the maximum number of Shares which we may acquire.

         This list is not an exhaustive list of all of the changes from the original Offer to Purchase and is qualified in its entirety by reference to this Supplement as well as the original Offer to Purchase. Please note that stockholders may continue to tender their Shares using the Letter of Transmittal that was mailed to stockholders with the Offer to Purchase on November 19, 2003.

                                  INTRODUCTION

         Zonagen, Inc., a Delaware corporation (the "Company," "Zonagen," or "we," us," or "our"), hereby offers to purchase up to 8,571,428 shares (or approximately 75%) of its common stock, par value $0.001 per share (the "Shares"), at a purchase price not greater than $2.10 nor less than $1.83 per Share (the "Purchase Price Range"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). We will select the lowest purchase price out of all of the prices at which Shares are tendered in the Offer within the Purchase Price Range (the "Purchase Price") that will allow us to buy the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) 8,571,428 Shares. All Shares acquired in the offer will be acquired at the same Purchase Price. If more than 8,571,428 shares are properly tendered and not properly withdrawn at or below the Purchase Price, we will first purchase all of the shares held by holders holding less than 100 shares and will then purchase the remaining shares on a pro rata basis.

         The Offer is conditioned upon at least 30% of the shares of our outstanding common stock being tendered. The Offer is also subject to certain other conditions as set forth in this Offer to Purchase. See "Section 10. Conditions of the Offer." Only Shares properly tendered at or below the Purchase Price selected by us out of the prices tendered by the stockholders in the Offer and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the priority to odd lot holders, proration and conditional tender provisions described in this Offer, all of the Shares tendered at or below the Purchase Price may not be purchased. Shares not purchased in the Offer will be returned promptly following the Expiration Date.

         We reserve the right, in our sole discretion, to purchase more than 8,571,428 Shares. See "Section 1. General Information About the Company, the Shares, and the Tender Offer."

         Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the tender of Shares pursuant to the Offer, except that if you hold your Shares through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your Shares. We will pay all fees and expenses of Computershare Trust Company, Inc., which is acting as Depository (the "Depository"), incurred in connection with the Offer.

         The Shares are listed and traded on The Nasdaq National Market ("Nasdaq") under the ticker symbol "ZONA". On October 16, 2003, the last day the Shares traded on Nasdaq before the announcement of the Offer, the closing price of the Shares on Nasdaq was $1.68 per Share.

         Stockholders are urged to obtain current market quotations for the Shares.

         Our Board of Directors has approved this Offer. However, neither the Company nor our Board of Directors makes any recommendation to you as to whether you should tender or not tender your Shares. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. Please be advised that if you elect to not tender your Shares, we will use up to $18 million of our currently available net cash of $22.5 million to purchase the tendered Shares, which will result in our retaining approximately $4 million. While we believe that $4 million is sufficient to fund our initial phase of development for our main product, Progenta(TM), there can be no assurance that it will be enough to fund this initial phase. In addition, we will need additional funds to develop our technologies beyond our initial twelve to eighteen months of operations after completion of the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Executive Summary" for a more complete description of Progenta.

         ALL OF OUR DIRECTORS EXCEPT JOSEPH PODOLSKI, WHO ALSO SERVES AS OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, HAVE ADVISED US THAT THEY INTEND TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER AND HAVE INDICATED THAT THEY WILL NOT STAND FOR REELECTION AT OUR ANNUAL MEETING OF STOCKHOLDERS ORIGINALLY SCHEDULED FOR DECEMBER 29, 2003 AND ADJOURNED TO JANUARY 14, 2003. PLEASE SEE "SECTION 4. POSITION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER" FOR A MORE COMPLETE DESCRIPTION. WE ALSO REFER YOU TO THE PROXY STATEMENT FOR OUR 2003

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ANNUAL MEETING OF STOCKHOLDERS THAT WAS MAILED AT APPROXIMATELY THE SAME TIME AS
THIS OFFER TO PURCHASE.

         This document contains important information about the Offer. We urge you to read it in its entirety.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Supplement to the Offer to Purchase is December 18, 2003.



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                                     SUMMARY

         We are offering to purchase up to 8,571,428 Shares (or approximately 75%) at a purchase price of not greater than $2.10 nor less than $1.83 ("Purchase Price Range") per Share, net to the seller in cash, without interest on that amount. Through a question and answer format, this summary will explain to you, the holders of the Shares, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your Shares to us. This summary serves only as an introduction, and we urge you to read carefully the remainder of this Offer and the accompanying Letter of Transmittal in order to educate yourself on the details of the proposed Offer. Unless otherwise noted, cross-referenced text in this summary refers to sections within this Offer where additional information can be found.

Q1:      WHO IS OFFERING TO BUY MY SHARES?

A:       Zonagen, Inc. is offering to buy back up to 8,571,428 Shares in a self-tender offer. See "Introduction" and "Section 1. General Information about the Company, the Shares, and the Tender Offer" for more information.

Q2:      WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

         A:       We are making the Offer to purchase up to 8,571,428 Shares through a procedure commonly called a "modified Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for this Offer is $1.83 to $2.10 per Share. We will select the lowest purchase price out of all of the prices at which Shares are tendered in the Offer within the Purchase Price Range (the "Purchase Price") that will allow us to buy the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) 8,571,428 Shares. All Shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we select. IF YOU WISH TO MAXIMIZE THE CHANCE THAT YOUR SHARES WILL BE PURCHASED, YOU SHOULD CHECK THE BOX IN THE SECTION ON THE LETTER OF TRANSMITTAL INDICATING THAT YOU WILL ACCEPT THE PURCHASE PRICE WE SELECT. YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN YOUR SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $1.83 PER SHARE. If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the expiration of the Offer period. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Introduction," "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Zonagen's Plans After the Offer," and "Section 4. Position of the Board of Directors; Fairness of the Offer -- Interests of Certain Persons in the Offer."

         We also expressly reserve the right to purchase additional Shares in an amount equal to up to 2% of our outstanding common stock to avoid the requirement of proration, in accordance with the provisions of applicable SEC rules. We will determine whether to exercise this right in our sole discretion, subject to applicable legal requirements. See "Section 1. General Information About the Company, the Shares, and the Tender Offer."

Q3:      WHAT PRICE WILL BE SELECTED AS THE PURCHASE PRICE AND HOW WILL IT BE
SELECTED?

         A:       In order to set the Purchase Price, we will look at all of the
Shares tendered and at what prices they are tendered. We would begin with the minimum Purchase Price in the Purchase Price Range, or $1.83, and continue up the Purchase Price Range until we get to a Purchase Price that permits us to purchase 8,571,428 Shares. Please see the detailed example we have set forth in "Section 1. General Information About the Company, the Shares, and the Tender Offer -- Example of the Mechanics of the Offer" for a more detailed hypothetical situation and how we would determine the price. Since we have no idea either how many Shares will be tendered or at what prices they will be tendered, we have no ability to determine with any accuracy what price will be the Purchase Price selected by us. A stockholder must be aware that selecting the choice in the Letter of Transmittal indicating that you are tendering your Shares at whatever price we select may result in us purchasing your Shares at the Purchase Price of $1.83 per share. If you select a specific price in the Letter of Transmittal, you must also be aware that your Shares may be purchased by us at that price or any price above that price, but you must also be aware that, if you select a price above $1.83, there is a possibility that we will not purchase your Shares. The higher the price that you


                                      -i-

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select, the greater the chance that we will not purchase your Shares. There is also the possibility that we could elect to purchase some but not all of your Shares. See "Summary -- Q4" below.

Q4:      WHAT HAPPENS IF stockHOLDERS TENDER MORE than 8,571,428 shares?

         A:       If more than 8,571,428 Shares are tendered at or below the
Purchase Price selected, and we do not elect to increase the number of shares sought as described in Q2 above, then the Shares tendered will be subject to proration, or a proportionate reduction among all tendering stockholders in the number of tendered Shares that we will purchase in the Offer; provided, that, we will purchase all shares held by holders holding less than 100 shares prior to purchasing any other shares. In the event proration of the tendered Shares occurs, we will determine the proration percentage as soon as practicable after the Expiration Date. See "Introduction" and "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Proration."

Q5:      WHAT IS THE PURPOSE OF THE OFFER?

         A:       The purpose of the Offer is to provide stockholders with
liquidity for their Shares within a Purchase Price Range that our Board of Directors believes is fair based upon its determination of a fair and reasonable value per Share. This permits our stockholders to make a decision as to whether they would like to sell their shares back to us or to remain invested in us to participate in any potential future upside but risk receiving nothing for their investment if our projects do not succeed. See "Introduction" and "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Background and Purpose of the Offer."

Q6:      DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

         A:       Yes. We plan to obtain all funds necessary for the Offer from our cash and cash equivalents. The Offer is not contingent upon any financing arrangements. We anticipate that we will have approximately $4 million in net cash, or more if less than 8,571,428 Shares are tendered or if we pay less than $2.10 per Share, which management believes will allow it to operate for twelve to eighteen months following completion of the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Zonagen's Plans After the Offer" and "Section 12. Source and Amount of Funds."

Q7:      IS THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER
TO TENDER IN THE OFFER?

         A:       Yes. Our financial condition may be relevant to your decision regarding whether or not to tender your Shares in the Offer because the decision to not tender your Shares would continue your ownership in the Company. We may be retaining less than twenty percent (20%) of our cash and cash equivalents following the Offer if we purchase all $18 million worth of Shares. Tendering your Shares in the Offer would end your ownership interest in us, which includes any possible benefit from increases in the value of the Shares or risk that the value will decrease. Please refer to "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Zonagen's Plans After the Offer."

Q8:      HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

         A:       You may tender your Shares until the Offer expires. The Offer expires at 12:00 Midnight, Eastern Standard Time, on January 7, 2004 (the "Expiration Date"). We will purchase all properly tendered and not properly withdrawn Shares (subject to possible proration) promptly following the Expiration Date if the conditions to the Offer are then met. We may extend the Offer or waive unfulfilled conditions in its sole discretion. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares -- Proper Tender of Shares," "Section
8. Purchase of Shares and Payment of the Purchase Price," and "Section 11. Extension of the Offer; Termination; Amendment."


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Q9:      HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

         A:       If the Offer is extended past January 7, 2004, we will make a public announcement of the new Expiration Date. We will announce any extension no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares," and "Section 11. Extension of the Offer; Termination; Amendment."

Q10:     WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

         A:       We are not obligated to purchase any Shares that are validly and properly tendered unless certain conditions are met. Most significantly, we can amend, postpone, or terminate the Offer, in our sole discretion, if, among other things:

         - we receive Shares properly tendered and not properly withdrawn representing at least 30% of our outstanding common stock;

         - the members of our Board of Directors conclude that the exercise of their fiduciary duties requires us to terminate the Offer;

         - we believe there are events that, in the reasonable judgment of our Board of Directors after a good faith inquiry, may have a material adverse effect on us;

         - a tender offer for any or all of the Shares or a merger, business combination, or other similar transaction with or involving us has been proposed or announced;

         - any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange;

         - any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations, or prospects or the trading in the Shares;

         - a lawsuit or similar action is threatened or instituted against us challenging the Offer or, in our sole judgment, resulting or having the potential to result in a material adverse effect on us or the Offer;

         - we believe that acceptance for payment of the tendered Shares would be illegal; or

         -        we no longer have sufficient funding for the Offer.

         We reserve the right to waive any of the above conditions. See "Section
10. Conditions of the Offer."

Q11:     CAN THE COMPANY AMEND THE TERMS OF THE TENDER OFFER?

         A:       Yes. We reserve the right, in our sole discretion, to amend the Offer in any respect. However, in the event there is a material change as a result of such amendment, we will comply with any applicable SEC rules and regulations, including Rule 13e-4, as discussed in more detail in Section 11 hereof. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares," "Section 8. Purchase of Shares and Payment of the Purchase Price" and "Section 11. Extension of the Offer; Termination; Amendment."

Q12:     HOW DO I FIND OUT IF THE COMPANY has AMENDed any TERMS OF THE TENDER
OFFER?

         A:       We will announce any amendment to the Offer by making a public announcement of the amendment. In addition, in the event there is a material change as a result of such amendment, we will comply with any applicable SEC rules and regulations, including Rule 13e-4, as discussed in more detail in
Section 11 hereof. In the event of a termination or postponement of the Offer, we will also give written or oral notice to Computershare Trust Company, Inc., the Depository, in connection with the Offer. See "Section 1. General Information about the Company, the Shares, and the Tender Offer" and "Section
11. Extension of the Offer; Termination; Amendment."

Q13:     HOW DO I TENDER MY SHARES?

         A:       If you hold your Shares "of record," you can tender your
Shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal and your stock certificates to Computershare Trust Company, Inc. at the address listed on the enclosed Letter of Transmittal. If your broker holds your Shares in "street name" for you, you must contact your broker and direct your broker to tender your Shares. See "Section 6. Procedures for Tendering Shares."

                        --------------------------------

                  TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST
                   VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

                        --------------------------------


Q14:     HOW AND WHEN WILL I BE PAID?

         A:       If your Shares are purchased in the Offer, you will be paid an amount equal to the Purchase Price times the number of your Shares we are purchasing, in cash, without interest, promptly following the Offer and the acceptance of the Shares for payment. There may be tax consequences to receiving this payment. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 3. United States Federal Income Tax Consequences," and "Section 8. Purchase of Shares and Payment of the Purchase Price."

Q15:     UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

         A:       You can withdraw tendered Shares at any time prior to the
Expiration Date of January 7, 2004. If the Expiration Date is extended, you can withdraw tendered Shares at any time prior to the new Expiration Date. See "Section 7. Withdrawal Rights."

Q16:     HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

         A:       You can withdraw Shares that you have already tendered by
sending a timely notice of withdrawal to Computershare Trust Company, Inc., the Depository, at the address listed on the enclosed Letter of Transmittal. See "Section 7. Withdrawal Rights."

Q17:     WHAT DO THE Filing persons and the BOARD OF DIRECTORS THINK OF THE
OFFER?

         A:       Our Board of Directors, and Joseph Podolski and Louis Ploth,
have approved the Offer and believe that the Offer is fair to our unaffiliated stockholders based upon the Board's determination of a fair and reasonable value per Share. In approving the Offer, the Board's purpose was to afford stockholders an opportunity to receive cash for the Shares they choose to tender at a price per Share no less than the anticipated cash liquidation value of the Shares and in excess of market trading volumes and prices while, at the same time, enabling stockholders who wish to maintain their investment in Shares, and to assume the benefits and risks of future operations, to do so. See "Section 4. Position of the Board and Filing Persons; Fairness of the Offer."

         Despite such approval of the Offer, neither the Board of Directors nor the Company makes any recommendation as to whether you should tender or refrain from tendering your Shares, or authorizes any other person to make any recommendation regarding whether you should tender or refrain from tendering your Shares. You should discuss whether to tender your Shares with your broker or other financial or tax advisor. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Background and Purpose of the Offer" and "Section 4. Position of the Board of Directors; Fairness of the Offer."

                         ------------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON our BEHALF AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY us.

                         ------------------------------

Q18:     DID THE BOARD OF DIRECTORS RECEIVE ANY WRITTEN OPINIONS OR REPORTS FROM
INDEPENDENT FINANCIAL ADVISORS REGARDING THE FAIRNESS OF THE OFFER?

         A:       No. The Board of Directors did not receive any written
opinions or reports from outside financial advisors regarding the fairness of the Offer. See "Section 5. Reports, Opinions, and Appraisals."

Q19:     DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF THE COMPANY INTEND TO
PARTICIPATE IN THE OFFER?

         A:       Yes. All of our directors, except Joseph Podolski, our
President and Chief Executive Officer, have advised us that they currently intend to tender their Shares in response to the Offer and that they will not stand for reelection at the forthcoming annual meeting. Both Mr. Podolski and Louis Ploth, our Chief Financial Officer, have indicated their intent to retain all of their ownership interests in the Company and to remain with us in their current capacities. See "Section 4. Position of the Board of Directors; Fairness of the Offer -- Interests of Certain Persons in the Offer." Assuming that we purchase the maximum amount of Shares, Mr. Podolski could beneficially own 10.8% of our outstanding shares and Mr. Ploth could beneficially own 4.3%, which percentages include 248,000 shares issuable upon exercise of Mr. Podolski's exercisable options and 100,700 shares issuable upon exercise of Mr. Ploth's exercisable options.

Q20:     WHAT IS HAPPENING TO STOCK OPTIONS FOR SHARES OF THE COMPANY?

         A:       The holder of any options to purchase Shares that are
exercisable prior to the Expiration Date may exercise his or her options, and then tender the Shares pursuant to the Offer. There are no plans to accelerate the vesting of outstanding stock options. As a convenience to us and the option holders, we have offered to purchase and terminate all currently exercisable options to purchase Shares that are held by non-officer directors at a price equal to the difference between the exercise price of each option and the Purchase Price. This has the same effect on us, our stockholders, and our option holders as the option holders exercising and then immediately tendering such Shares, but avoids the administrative burden and expense to us and such option holders of exercising. If the tendered Shares are subject to proration, then the number of options we will purchase from non-officer directors will be subject to equivalent proration. There are currently 65,352 shares issuable upon exercise of options with an exercise price below the minimum price being offered in this Offer, or in-the-money options. See "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Proration" and "Section 4. Position of the Board of Directors; Fairness of the Offer -- Interests of Certain Persons in the Offer."

Q21:     WILL THE COMPANY CONTINUE AS A PUBLICLY TRADED COMPANY?

         A:       Following completion of the Offer, we have no intention to delist the Shares from Nasdaq nor to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and cause the Company to become a private company. We do believe, however, that we will be required to move to the Nasdaq SmallCap Market some time after the completion of the Offer. We cannot assure that we will have sufficient "public float" after the Offer or will be able to maintain the requisite minimum bid price per share to remain listed on either Nasdaq market, in which case, the Shares might be traded over the counter on "pink sheets." In the event our common stock could not remain listed on either Nasdaq market, the Board of Directors may decide to terminate our registration as a public company and engage in a reverse split to further reduce the number of stockholders or to liquidate and dissolve and distribute the value of the remaining assets to stockholders. Currently, we have no plans or intention to be delisted from Nasdaq (other than our anticipated move to the SmallCap Market), to be traded in pink sheets, to deregister the Shares, or to eliminate stockholders who do not tender all of their Shares in the Offer. This Offer is considered a "Going Private" transaction because there is a reasonable likelihood that we may be delisted from Nasdaq if we do not continue to meet its continued listing requirements. The label "Going Private" does not have any direct impact on the manner and method in which the Shares are traded; rather, it is a term of art used in the Exchange Act, the consequence being enhanced disclosure during the transaction. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Going Private."

Q22:     IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

         A:       As explained in the answer to "Summary -- Q21" above, our
purchase of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. There is a strong probability that our outstanding shares following the completion of the Offer will have substantially less liquidity than our shares currently have because of the reduced number of shares outstanding and the likelihood of our common stock listing being moved to the Nasdaq SmallCap Market. Although we cannot be certain, we anticipate that there will be a sufficient number of Shares outstanding following completion of the Offer to ensure a continued, but reduced, trading market for the Shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be completely delisted from Nasdaq. If, however, after the Offer our stockholders' equity or minimum bid price per share become insufficient to warrant continued listing on either Nasdaq market, then Nasdaq could begin the process of delisting the Shares from Nasdaq. Also, if after completion of the Offer, the number of holders of the Shares has been reduced to a number that would allow us to terminate the registration of the Shares, then we may seek to deregister the Shares such that we would no longer be required to file periodic reports, such as quarterly and annual reports, with the Securities and Exchange Commission (the "SEC"). WE BELIEVE THAT MARKET PRICES FOR SHARES OF OUR COMMON STOCK OUTSTANDING AFTER THE OFFER WILL BE LESS THAN THE PURCHASE PRICE AND WILL MOST LIKELY BE LESS THAN CURRENT MARKET PRICES. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Going Private."

Q23:     WHAT ARE THE COMPANY'S PLANS AFTER THE OFFER?

         A:       We intend to utilize the remaining cash following completion of the Offer to focus on innovative drugs for the treatment of hormonal and reproductive system disorders. Our initial efforts following the Offer will be based on our anti-hormone small molecule programs. Our initial strategy is to concentrate our resources on the clinical development of our technologies that are most differentiated from existing products. As early as practical, challenge studies will be conducted to gauge product potential against current market leaders. Since mid 2001, we have employed the minimum number of employees we believed was necessary to pursue certain development objectives for our technologies, while seeking strategic alternatives. By retaining a small number of employees, we have been able to keep costs at a minimum, thereby operating in a "virtual" manner since such date. We will continue to operate in a near virtual manner with a minimum number of employees until significant clinical progress is realized. Initially, for both logistical and cost reasons, we will focus our efforts on Progenta(TM) for the treatment of uterine fibroids. We believe that we will need substantial additional capital to bring our first product to market, if we are able to bring it to market at all. Given the amount necessary to bring a product to market, our strategic direction and the ability to execute that strategy are highly dependent upon numerous factors, including other things, the results of our early stage clinical trials with respect to our products and our ability to raise additional capital. See

"Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Zonagen's Plans After the Offer."

Q24:     WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         A:       On October 16, 2003, the last trading day before the
announcement of the Offer, the closing market price of the Shares on Nasdaq was $1.68 per share. We suggest that you obtain a recent quotation for your Shares when deciding whether to tender your Shares. See "Section 13. Price Range of Shares; Dividends."

Q25:     IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE DISSENTERS' RIGHTS?

         A:       Dissenters' rights are not available in connection with the
Offer. See "Section 4. Position of the Board of Directors; Fairness of the Offer -- No Appraisal or Dissenters' Rights."

Q26:     WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I
TENDER MY SHARES TO ZONAGEN?

         A:       If you are a registered stockholder and tender your Shares directly to the Depository, you will not need to pay any brokerage commissions. If you hold Shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your Shares. See "Section
6. Procedure for Tendering Shares -- Brokerage Commissions." If you instruct the Depository in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See "Section
8. Purchase of Shares and Payment of the Purchase Price -- Stock Transfer Tax."

Q27:     WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER
MY SHARES TO ZONAGEN?

         A:       Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the Shares you tender. The cash you receive will be treated either as:

         - a distribution of property in redemption of your tendered Shares, which would be taxable as payment in exchange for your tendered Shares, resulting in gain or loss. The gain or loss might be eligible for capital treatment; or

         - a distribution of property with respect to your Shares, potentially resulting in one or more of the following tax consequences: a dividend, a tax-free return of capital, or taxable gain from the sale of property.

         See "Section 3. United States Federal Income Tax Consequences."

         WE ENCOURAGE YOU TO CONSULT YOUR INDIVIDUAL TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER TO YOU.

Q28:     WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

         A:       If you have questions about the terms of the Offer, you should contact Joseph Podolski, President and Chief Executive Officer or Louis Ploth, Vice President, Business Development and Chief Financial Officer, by mail at 2408 Timberloch Place, Suite B-10, The Woodlands, Texas, 77380, or by telephone at (281) 719-3400. If you have questions about the Letter of Transmittal or the procedures for tendering Shares, contact Computershare Trust Company, Inc., the Depository, by mail at P.O. Box 1596, Denver, CO 80201-1596, or by telephone at 1 (303) 262-0600, ext. 4732. See "Additional Information."

                                TABLE OF CONTENTS

IMPORTANT PROCEDURES ..........................................................................         1

FORWARD-LOOKING STATEMENTS ....................................................................         2

ZONAGEN'S TENDER OFFER ........................................................................         2

   SECTION 1.  GENERAL INFORMATION ABOUT THE COMPANY, THE SHARES, AND THE TENDER OFFER ........         2

SPECIAL FACTORS ...............................................................................         7

   SECTION 2.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS
                OF THE COMPANY AFTER THE OFFER ................................................         7

   SECTION 4.  POSITION OF THE BOARD OF DIRECTORS AND FILING PERSONS; FAIRNESS OF THE
                 OFFER ........................................................................        13

   SECTION 5.  REPORTS, OPINIONS, AND APPRAISALS ..............................................        18

PROCEDURES AND TERMS OF THE OFFER .............................................................        18

   SECTION 7.  WITHDRAWAL RIGHTS ..............................................................        18

   SECTION 8.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE ...............................        19

   SECTION 9.  CONDITIONAL TENDER PROCEDURES ..................................................        19

   SECTION 10.  CONDITIONS OF THE OFFER .......................................................        20

   SECTION 11.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT ................................        21

   SECTION 12.  SOURCE AND AMOUNT OF FUNDS ....................................................        23

MISCELLANEOUS .................................................................................        24

ADDITIONAL INFORMATION ........................................................................        25

                              IMPORTANT PROCEDURES

         Any stockholder desiring to tender all or any portion of such stockholder's Shares must follow either of the following two procedures:

         (1) The Depository must receive all of the following before or on the Expiration Date at the Depository's address on the back page of this Offer:

         - (a) the certificates for the Shares, or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described in "Section 6. Procedures for Tendering Shares -- Book-Entry Delivery," AND

         - one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or
                  (b) an "agent's message" of the type described in "Section 6. Procedures for Tendering Shares -- Book-Entry Delivery," in the case of a book-entry transfer, AND

         -        any other documents required by the Letter of Transmittal.

OR

         (2) You must comply with the procedure for Guaranteed Delivery set forth in "Section 6. Procedures for Tender Shares -- Guaranteed Delivery." Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for Guaranteed Delivery.

                -----------------------------------------------

                  TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST
                   VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

                -----------------------------------------------


         If you have questions about the terms of the Offer, you should contact Joseph Podolski, President and Chief Executive Officer or Louis Ploth, Vice President, Business Development and Chief Financial Officer, by mail at 2408 Timberloch Place, Suite B-10, The Woodlands, Texas, 77380, or by telephone at
(281) 719-3400. If you have questions about the Letter of Transmittal or the procedures for tendering Shares, contact Computershare Trust Company, Inc., the Depository, by mail at P.O. Box 1596, Denver, CO 80201-1596, or by telephone at 1 (303) 262-0600, ext. 4732.

                           FORWARD-LOOKING STATEMENTS

         This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of the Offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will," and "potential" and other similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

         - the timing and occurrence or non-occurrence of events, including the conditions to the Offer, may be subject to circumstances beyond our control;

         -        regulatory and judicial decisions or legislation;

         -        results from clinical trials;

         -        contractual commitments;

         -        availability, terms, and use of capital;

         - our ability to maintain and protect our patent portfolio with respect to our products, Progenta and Androxal, from any potential claims of infringement;

         - our residual liabilities, including the remaining claim in our class action lawsuit currently on appeal at the US Fifth Circuit Court of Appeals (see "Section 2. Liabilities" for a more complete description);

         -        general economic and business environment;

         -        changes in technology;

         -        availability of future investment opportunities;

         -        developments in the biotechnology sector; and

         - the factors set forth in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, which is incorporated herein by reference, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation."

         All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                             ZONAGEN'S TENDER OFFER

SECTION 1. GENERAL INFORMATION ABOUT THE COMPANY, THE SHARES, AND THE TENDER OFFER.

         Upon the terms and subject to the conditions of the Offer, we will purchase up to 8,571,428 Shares at prices not greater than $2.10 nor less than $1.83 per share ("Purchase Price Range"), net to the seller in cash.

         The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on Wednesday, January 7, 2004. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. See "Section 11. Extensions of the Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend the Offer.

         In accordance with Instruction 14 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (2) specify the price, not greater than $2.10 nor less than $1.83 per Share, at or above which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price out of all of the prices at which Shares are tendered in the Offer within the Purchase Price Range (the "Purchase Price") that will allow us to buy the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) 8,571,428 Shares. All Shares purchased in the Offer will be purchased at the same Purchase Price.

         Only Shares properly tendered at prices at or below the Purchase Price we select and not properly withdrawn will be purchased. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price we select and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

         We reserve the right to purchase more than 8,571,428 Shares in the Offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase in the Offer an additional number of Shares not to exceed 2% of the currently outstanding Shares (approximately 230,000 Shares) without amending or extending the Offer. See "Section 11. Extensions of the Offer; Termination; Amendment."

         In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price before the Expiration Date will be subject to proration, except for Shares held by odd lot holders (as defined below). The proration period also expires on the Expiration Date.

         If we (1) increase the price that may be paid for Shares above $2.10 per Share or decrease the price that may be paid for Shares below $1.83 per Share, (2) increase the number of Shares being sought in the Offer by more than 2% of our outstanding common stock, or (3) decrease the number of Shares that we may purchase in the Offer, then we are required to, and we will, keep the Offer open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in "Section 11. Extensions of the Offer; Termination; Amendment."

         The Offer is conditioned on at least thirty percent (30%) of the shares of our outstanding common stock being tendered, or approximately 3.4 million shares. The Offer is also subject to other conditions. See "Section 10. Conditions of the Offer."

         Priority of Purchases. Upon the terms and conditions of the Offer, if 8,571,428 Shares or less are properly tendered and not properly withdrawn, then we will purchase all properly tendered Shares at the Purchase Price.

         Upon the terms and conditions of the Offer, if more than 8,571,428 Shares are properly tendered and not properly withdrawn at or below the Purchase Price selected by us in accordance with the terms of this Offer, then we will purchase properly tendered Shares in the following order:

         - First, all Shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

                  (i) tenders all Shares owned (beneficially or of record) by the odd lot holder at the Purchase Price (tenders of less than all the Shares owned will not qualify for this preference); and

                  (ii) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

         - Second, after the purchase of all the Shares properly tendered by odd lot holders and subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," all other Shares properly tendered at or below the applicable Purchase Price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

         As a result, all the Shares that you tender in this Offer may not be purchased, even if they are properly tendered. This will occur if we receive more than 8,571,428 Shares properly tendered at or below the applicable Purchase Price.

         Odd Lots. For purposes of the Offer, the term "odd lots" means all Shares properly tendered before the Expiration Date and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 Shares and certifies to that fact in the "Odd Lots" box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. To qualify for this preference, an odd lot holder must tender all Shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in "Section 6. Procedure for Tendering Shares -- Proper Tender of Shares."

         This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares.

         Any odd lot holder wishing to tender all its Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         We also reserve the right, but will not be obligated, to purchase all Shares properly tendered by any stockholder who tenders all Shares owned beneficially or of record and who, as a result of proration, would then own a total of fewer than 100 Shares. If we exercise this right, we will increase the number of Shares that we are offering to purchase in the Offer by the number of Shares purchased through the exercise of this right, subject to applicable law.

         Proration. Proration of the number of Shares tendered by each tendering stockholder will occur if we receive more than 8,571,428 Shares properly tendered and not withdrawn at or below the Purchase Price. If the tendered Shares are prorated, the number of options we will purchase from non-officer directors who sell their options to us in lieu of exercising and then tendering the Shares acquired from such exercise (see "Section 4. Position of the Board of Directors; Fairness of the Offer -- Interests of Certain Persons in the Offer") will also be purchased on a prorated basis.

         If proration of tendered Shares is required, we will determine the proration percentage as soon as practicable following the Expiration Date. Subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," proration for each stockholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders other than odd lot holders.

         Because of the potential difficulty in determining the number of Shares properly tendered and not properly withdrawn, including Shares tendered by guaranteed delivery procedures as described in "Section 6. Procedure for Tendering Shares -- Guaranteed Delivery," and because of the odd lot holder procedures described above and the conditional tender procedures described in "Section 9. Conditional Tender Procedures," we do not expect to be able to announce the final proration percentage or commence payment for any Shares purchased under the Offer until seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from Computershare Trust Company, Inc., the Depository.

         As described in "Section 3. United States Federal Tax Consequences," the number of Shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder the opportunity to designate the order of priority in which Shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in "Section 9. Conditional Tender Procedures" in order to structure their tender for federal income tax reasons.

         Example of the Mechanics of the Offer. THE FOLLOWING EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY AND IN NO WAY REFLECTS OUR EXPECTATIONS OF THE NUMBER OF SHARES THAT WILL BE TENDERED IN THE OFFER NOR OUR EXPECTATIONS OF THE PRICES AT WHICH OUR STOCKHOLDERS WILL TENDER THEIR SHARES. THIS IS MERELY PROVIDED AS A MEANS OF ILLUSTRATING HOW THE PROCESS OF SELECTING A PURCHASE PRICE WILL WORK AND THE CONSEQUENCES OF SUCH SELECTION ON TENDERING STOCKHOLDERS.

         As an example, assume that we have received 8,500,000 Shares which have been tendered at prices at or below $1.99 per Share. Further, assume that we have received 1,000,000 Shares which have been tendered at $2.00 per Share and an additional 1,000,000 Shares which have been tendered at prices above $2.00 per Share. Finally, assume that of the 9,500,000 Shares tendered at prices at or below $2.00, 2,000,000 Shares are held by odd lot holders.

         In order to set the Purchase Price under the assumptions in this example, we would begin with the minimum Purchase Price in the Purchase Price Range, or $1.83, and continue up the Purchase Price Range until we get to a Purchase Price that permits us to purchase 8,571,428 Shares. At $1.99, we could purchase 8,500,000 Shares, which is below the maximum number of Shares being sought, so we would then move up to the next price in the Purchase Price Range. At $2.00 and given the 9,500,000 Shares tendered at or below this price, this would permit us to purchase the maximum number of Shares we are seeking, at the highest possible price in the range. As a result, $2.00 is the price that we would set as the Purchase Price.

         However, since we are not purchasing more than 8,571,428 Shares, this situation would require us to prorate certain of the tendered Shares. First, we would purchase all 2,000,000 Shares tendered by odd lot holders. We would purchase the remaining 7,500,000 Shares tendered at or below $2.00 on a pro rata basis. Since we would only be purchasing an additional 6,571,428 Shares at a Purchase Price of $2.00, we would purchase from each stockholder a number of Shares determined by multiplying the total number of Shares tendered by such stockholder by the ratio of 6,571,428/7,500,000, rounded down to the nearest whole share. Therefore, in this scenario, if you tendered 10,000 Shares at a purchase price at or below $2.00, we would purchase 8,761 Shares from you at $2.00 per Share for an aggregate purchase price of $17,522.

         Finally, we would not purchase any of the 1,000,000 Shares that were tendered at prices above $2.00 per Share since all of these would have been tendered above the Purchase Price. It should be noted that in this example, we have assumed that we would not exercise our right to purchase additional Shares of up to 2% of our outstanding common stock although we do reserve the right to do so.

         OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEPOSITORY MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE ITS, HIS, OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

         THIS SUPPLEMENT TO THE OFFER TO PURCHASE, THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Our principal executive offices are located at 2408 Timberloch Place, Suite B-10, The Woodlands, Texas, 77380. Our telephone number at that address is
(281) 719-3400.

                                 SPECIAL FACTORS

SECTION 2. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

         Background and Purpose of the Offer. Prior to July 2000, our main focus of product development was on our phentolamine-based products for the treatment of sexual dysfunction in both men and women. In August 1999, we discovered brown fat proliferations in certain rats in our two year rat study on phentolamine and, as a result, the US Food and Drug Administration (the "FDA") placed phentolamine on clinical hold in the US. This was upgraded to a partial clinical hold in May 2000. In July 2000, we engaged Deutsche Banc Alex. Brown as our financial advisor in connection with our search for potential strategic partners as a result of these negative developments. We terminated our engagement of Deutsche Banc Alex. Brown in January 2002 as a result of our lack of success in securing a strategic partner.

         In April 2002, Schering-Plough withdrew its application for approval of VASOMAX(R) before the Medicines Control Agency, the UK equivalent of the FDA (the "MCA"), as a result of negative feedback it had received from the MCA. In July 2002, our exclusive license agreements with Schering-Plough were terminated by mutual consent and we retained ownership of our phentolamine portfolio, subject to a nominal up-front payment and certain ongoing milestone and royalty obligations.

         Given these developments, we began seeking strategic alternatives that would provide our stockholders with new opportunities. This led to our signing a definitive merger agreement with Lavipharm Corp. on October 30, 2002. However, on March 27, 2003, we announced the termination of our merger agreement with Lavipharm Corp. as a result of regulatory and other considerations. On April 15, 2003, we engaged CIBC World Markets Corp. to assist us in our ongoing efforts to seek a strategic alternative.

         Since April 2003, we have actively pursued all of the potential alternatives discovered by CIBC World Markets. CIBC World Markets originally identified over 70 potential strategic partners and contacted over 60 of these, all of which were pharmaceutical or biotechnology companies. We received bids from 18 of these contacts. We negotiated term sheets with four of these contacts, which resulted in negotiations with one of such contacts on a definitive merger agreement. However, none of these negotiations resulted in a definitive merger agreement agreeable to both parties. We believe that all of the transactions which we negotiated with these contacts from CIBC World Markets were strategic in nature to us given that we sought companies with technologies in the pharmaceutical or biotechnology areas that we felt had current or potential value. These transactions would most likely have been financial in nature for the parties with which we were negotiating given their desire to utilize our cash to develop these technologies. We have been unsuccessful in our attempts to secure a partner we believed would provide our stockholders with a fair value for their shares.

         During a September 29, 2003 meeting, the Board of Directors initially began discussing the possibility of conducting a self tender offer for a large percentage of shares of our outstanding common stock as a means of providing our stockholders with liquidity at a price above our current market price. The Board also raised several additional alternatives, including the possibilities of a complete liquidation and dissolution or a dividend of most of our cash to the holders of common stock, and investigated the feasibility of each. The Board considered the amount that it estimated could be paid to the stockholders if it were to declare the payment of a dividend and retain a sufficient reserve for any possible contingencies (including our currently outstanding class action lawsuit) and determined that the amount that would be paid to each stockholder on a per Share basis would be less than the amount being offered to the stockholders in this Offer (assuming that we retained the same amount, $4 million, for further development of the remaining technologies). In addition, the Board recognized that liquidation and dissolution of the Company at this time, given the pending class action lawsuit, was not an option, and that waiting for such litigation to be terminated would result in less cash being available to the stockholders upon a liquidation due to costs in the interim. Therefore, the Board believes that by providing stockholders with a choice at this time of whether to stay invested in the Company or to receive cash for their shares, it is providing the maximum amount to stockholders who wish to sell their shares while providing those stockholders who wish to remain invested in the Company an opportunity to do so.

         The Board met several additional times on October 2, October 9 and October 17, 2003 and at each meeting discussed in detail each of these alternatives. After lengthy and detailed discussions and investigation into each alternative at each of these meetings, the Board eventually came to the conclusion that a self tender offer in the modified Dutch Auction format would be the most favorable to all of our stockholders. The Board determined that it would be in the stockholders' best interests for the Company to provide an opportunity for stockholders to have a choice between receiving, at a minimum, an amount in cash approximately equal to the liquidation cash value for their shares or to remain as a stockholder to participate in the development of our remaining technologies. The Board came to this conclusion after a thorough examination of other tender offer precedents and their degrees of success. CIBC World Markets did not act as our financial advisor in connection with our decision regarding the proposed tender offer, or any of the other possible alternatives, such as a dividend or a liquidation and dissolution.

         The Board discussed the amount of cash then held by the Company as well as the value of other, non-cash assets if the Company were to attempt to liquidate those other assets. The Board determined at the October 17, 2003 meeting that $4 million was a sufficient amount of net cash to retain in the Company for purposes of developing our remaining technologies for at least twelve months and to provide adequately for all forseeable obligations. The Board concluded that, given this cash requirement, it could offer to purchase up to $18 million in shares of our common stock and retain approximately $4 million or more in cash. The Board approved the price range of $1.83 to $2.10 per Share, which was immediately announced to the public in a press release. In a subsequent press release on November 3, 2003, we announced that we were changing the preferential treatment the Board had originally approved for stockholders owning less than 1,000 Shares to a preferential treatment for stockholders owning less than 100 Shares to comply with SEC rules and regulations.

         At the November 11, 2003 Board meeting, the Board discussed the fairness of the range set at the October 17, 2003 meeting and were given an opportunity to review this Offer to Purchase. The directors' discussion included the conditions that apply to closing the Offer, the events that would result in proration, and whether the Company's cash, other assets, and liabilities as of the date of the meeting were materially different from the earlier projections that the Board had considered in its previous meetings. The Board concluded that there was no material change and approved the Offer with the change for odd lot holders described above and clarified its position that it retained a right to increase the number of Shares by up to 2% of the Company's outstanding common stock as permitted under SEC rules. The Board approved the final version of the Offer to Purchase at this meeting.

         We believe that the "Modified Dutch Auction" tender offer set forth herein represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of their capital if they so elect and no less than the amount that is projected to be available to them if we elected to liquidate and distribute all of the available cash. This format of repurchase also provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own Shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The Offer also provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales.

         Messrs. Podolski and Ploth believe that the transaction provides an opportunity for the Company to continue developing the remaining technologies, with each remaining in his current capacity, while also providing those stockholders who do not wish to participate in the development of such technologies an opportunity to sell their shares at a fair price. Messrs. Podolski and Ploth are undertaking to retain their shares because they wish to continue to participate in the development of the technologies, both in their capacities as stockholders and as management of the Company.

         Certain Effects of the Offer. The following table shows our capitalization giving effect to the completion of the Offer assuming that 11,479,648 shares are outstanding, and additionally assuming the following scenarios: (i) only the minimum amount of thirty percent of our outstanding shares of common stock are tendered and we purchase all of them at the top of the range ($2.10), (ii) 6 million shares are tendered and we purchase all of them at the top of the range ($2.10), (iii) we purchase the maximum amount of shares for which we are making an offer at the top of the range ($2.10), (iv) we purchase the maximum amount of shares for which we are making an offer at the middle of the range ($1.96) and (v) we purchase the maximum amount of shares for which we are making an offer at the bottom of the range ($1.83). Please see our pro forma financial statements below set forth under "Pro Forma Financial Statements" of this Section 2 for a financial analysis of the effects of the Offer.

 AMOUNT AND PRICE OF SHARES PURCHASED      NUMBER OF SHARES        APPROXIMATE AMOUNT OF CASH      APPROXIMATE NET
             IN THE OFFER                OUTSTANDING AFTER THE     REMAINING AFTER THE OFFER        CASH PER SHARE
                                                 OFFER                                                REMAINING
--------------------------------------- ------------------------ ------------------------------- ---------------------
1.   3,443,894 shares @ $2.10                  8,035,754                 $14.8 million                  $1.84
2.   6,000,000 shares @ $2.10                  5,479,648                 $ 9.4 million                  $1.72
3.   8,571,428 shares @ $2.10                  2,908,220                 $ 4   million                  $1.38
4.   8,571,428 shares @ $1.96                  2,908,220                 $ 5.2 million                  $1.79
5.   8,571,428 shares @ $1.83                  2,908,220                 $ 6.3 million                  $2.17


         This table is being provided for your convenience. We also refer you to the pro forma financial statements included herein under "---Pro Forma Financial Statements" for the associated accounting treatment, assuming 8,571,428 Shares are purchased for $18 million. In Nos. 1-3 above, if at least one stockholder tenders his or her Shares at $2.10 per Share, then all Shares tendered by all stockholders will be purchased at $2.10 per Share. Otherwise, we would go up the Purchase Price Range looking at all of the prices at which Shares were tendered to get to the lowest price that would permit us to purchase all of the Shares tendered in the Offer. In those situations, the highest price at which any stockholder tendered their Shares would be the selected Purchase Price because that would be the price that would allow us to purchase all of the Shares tendered. No. 4 assumes that at least 8,571,428 Shares were tendered at or below $1.96 per Share. Finally, in No. 5 above, we have assumed that at least 8,571,428 Shares have been tendered for the minimum price of $1.83. Any Shares tendered above that would not be purchased. See our example in Section 1 on page 6 for a detailed description of how the mechanics of the Offer will work in an actual setting.

         The Shares purchased in the Offer will return to the status of authorized but unissued shares of our capital stock and may be reissued from time to time as determined by the Board of Directors. We have no current plans to issue the Shares repurchased pursuant to the Offer.

         Consummation of the Offer will permit stockholders to receive cash for their Shares in an amount that exceeds the market price of the Shares (prior to the public announcement of the Offer) and is intended by the Board of Directors to represent a fair and reasonable value per Share. Any stockholders who do not tender all of their Shares will continue to participate in the risks and benefits associated with owning an equity interest in us. Some of the benefits include increases in the value of our Shares. The risks include, among other things, the risk of any decrease in the value of the Company. As a result of the transaction, all of our stockholders, including the unaffiliated stockholders, may recognize a gain in the event they tender their Shares in this Offer. Please refer to Section 3 of the Offer to Purchase for a detailed description of the tax effects of this Offer on tendering stockholders. We also urge you to consult your own tax consultants regarding your decision to tender. Stockholders who do not tender, both our affiliates and the unaffiliated stockholders, will not have any tax implications as a result of this Offer. Again, please refer to Section 3 of the Offer to Purchase for a detailed description of the tax effects on the Company as a result of the Offer.

         As a result of the Offer, Mr. Podolski may beneficially own or have the right to acquire up to 10.8% of our outstanding common stock, which amount includes 248,000 currently exercisable options to acquire shares of our common stock at prices ranging from $2.94 to $8.38. In addition, he will remain as a director and in his current position as President and Chief Executive Officer. In addition, Mr. Ploth may beneficially own or have the right to acquire up to 4.3% of our outstanding common stock, which amount includes 100,700 options to acquire shares of our common stock at prices ranging from $2.72 to $30.00. In addition, it is anticipated that he will be elected to the Board of Directors and that he will remain in his current position as Vice President, Business Development and Chief Financial Officer. The detriment to the Company and each of Messrs. Podolski and Ploth is the fact that, as a result of the Offer, the Company will have substantially less cash than it currently has to develop the remaining technologies. Because we have historically had no earnings, Messrs. Podolski and Ploth's interest in our net earnings will not be affected. The following table shows the effect of the Offer (assuming the maximum number of Shares purchased at the maximum price in the range) on Messrs. Podolski and Ploth's interests in our net book value in both dollar amounts and percentages:

    FILING PERSON      INTEREST IN NET BOOK    INTEREST IN NET BOOK     INTEREST IN NET BOOK   INTEREST IN NET BOOK
                         VALUE IN DOLLARS       VALUE BY PERCENTAGE       VALUE IN DOLLARS      VALUE BY PERCENTAGE
                        PRIOR TO THE OFFER      PRIOR TO THE OFFER        AFTER THE OFFER         AFTER THE OFFER
---------------------- ---------------------- ------------------------ ----------------------- ----------------------
Joseph S. Podolski            $195,424               0.8%                     $185,284                 3.2%
Louis Ploth, Jr.              $ 63,170               0.3%                     $ 59,892                 1.0%

         Going Private. Because it is difficult to predict the likelihood of the Offer having the effect of being a "going private" transaction, we have incorporated into the Offer the disclosures required for a "going private" transaction. However, because the Offer is not intended to be or result in a "going private" transaction, we reserve our right to amend the Offer to eliminate the "going private" component of the Offer if we are able to ascertain from the responses to the Offer that there is no reasonable likelihood that the Offer will cause the Shares to be delisted from Nasdaq. We made this determination because it is unclear what effect this Offer will have on our ability to remain listed on either the Nasdaq National Market or the Nasdaq Small Cap Market (see discussion under " -- Nasdaq" below).

         A "going private" transaction, defined in Rule 13e-3 promulgated under the Exchange Act includes a tender offer that has either a reasonable likelihood or a purpose of causing, directly or indirectly, the Shares to be held of record by less than 300 persons or delisted from Nasdaq. We currently have 245 stockholders of record.

         Nasdaq. Nasdaq has established rules and policies with respect to the continued listing of securities on Nasdaq. In executing these policies, Nasdaq has established standards and identified events following which it will normally consider suspending dealings in or removing a security from listing (delisting) on Nasdaq. The Nasdaq National Market has a requirement that a listed company have at least $10 million in stockholders' equity in order to remain listed on the National Market. We believe that the completion of this Offer may have the effect of dropping us below this requirement. We believe that in the event our financial statements included in our SEC filings following completion of the Offer demonstrate noncompliance with this requirement, we would be sent a notice and given the opportunity to move to the Nasdaq SmallCap Market without having to meet the SmallCap Market initial listing requirements. We would be required to pay the initial listing fee for the SmallCap Market in this situation. If we do fall below this requirement and are given notice by Nasdaq of this occurrence, we intend to move to the SmallCap Market if Nasdaq permits such a move.

         The Nasdaq SmallCap Market has a requirement that an issuer have at least $2.5 million in stockholders' equity for continued listing. There is a strong likelihood that we may drop below this requirement by the second quarter of 2004 if we are not able to obtain financing prior thereto.

         Both of the Nasdaq markets have a minimum bid price per share requirement for listed securities of $1.00. It is possible that our price per share could fall below this minimum amount upon completion of the Offer. In the event of this occurrence, we would most likely take action to bring the Company into compliance by conducting a reverse stock split. If we are forced to delist the Shares and we do not qualify for listing on another exchange or in a consolidated quotation system, Shares might continue to be traded as an unlisted company in an over-the-counter market, or "pink sheets," although there can be no assurance of any trading activity or level of liquidity should our common stock be delisted from Nasdaq.

         Exchange Act Registration. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of stockholders. We believe, although we cannot be certain, that our purchase of Shares in connection with the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. If, however, the number of remaining stockholders following the Offer is less than 300, then the

Board of Directors could determine to terminate the registration of the Shares under the Exchange Act thereby terminating public, periodic reporting obligations. Currently, the Company has no plans or intention to be delisted from Nasdaq, to be traded in pink sheets, to deregister the Shares, or to eliminate stockholders who do not tender all of the Shares in the Offer. However, there can be no assurance that we would not in the future elect to become a private company by delisting our Shares if we are at such time able to avail ourselves of this status. If we did decide to delist our Shares and become a private company, there would be no liquid market for your Shares and consequently the value of your Shares could be materially and adversely affected. See "Risk Factors -- We face the possibility of moving to the Nasdaq SmallCap Market and potential delisting from the Nasdaq market entirely."

         Pro Forma Financial Information. On November 19, 2003, we commenced a tender offer to purchase for cash up to 8,571,428 Shares at a price no greater than $2.10 nor less than $1.83 per Share. The following unaudited pro forma balance sheet as of September 30, 2003 has been presented to give effect to the purchase of the Shares with available cash and marketable securities.

         The unaudited pro forma balance sheet should be read in conjunction with our historical financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations in our annual report on Form 10-K and quarterly reports on Form 10-Q. The unaudited pro forma balance sheet is presented for comparative purposes only and is not intended to be indicative of actual results of continuing operations or financial position that would have been achieved had the Offer been completed as of the date indicated above, nor do they purport to indicate results which may be attained in the future.

         We expect to incur approximately $500,000 in expenses related to the Offer, and we expect to capitalize these costs as incurred. We have assumed for purposes of the unaudited pro forma balance sheet that we purchased all of the Shares for which we are making an Offer at the maximum Purchase Price of $2.10 per Share.

                                  ZONAGEN, INC.

              UNAUDITED PRO FORMA SEPTEMBER 30, 2003 BALANCE SHEET
                       (in thousands except share amounts)


                                                                                                       PRO FORMA
                                                                  SEPTEMBER 20,                       SEPTEMBER 30,
                                                                      2003           ADJUSTMENTS          2003
                                                                  ------------      ------------      ------------
                            ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                    $      5,438      $       (500) A   $      4,938
     Marketable securities                                              18,416           (18,000) A            416
     Note receivable                                                        --                                  --
     Prepaid expenses and other current assets                             428                                 428
                                                                  ------------      ------------      ------------
              Total current assets                                      24,282           (18,500)            5,782
LAB EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS, net                    --                                  --
OTHER ASSETS, net                                                          533                                 533
                                                                  ------------      ------------      ------------
              Total assets                                        $     24,815      $    (18,500)     $      6,315
                                                                  ============      ============      ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                             $        137      $         --      $        137
     Accrued expenses                                                      337                                 337
                                                                  ------------      ------------      ------------
              Total current liabilities                                    474                --               474
                                                                  ------------      ------------      ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Undesignated Preferred Stock, $.001 par value,
         5,000,000 shares authorized, none issued and
         outstanding                                                        --                --                --

     Common Stock, $.001 par value, 20,000,000 shares
         authorized, 11,929,048 shares issued and
         11,479,648 shares outstanding at September 30, 2003,
         11,929,048 shares issued pro forma and
         2,908,220 shares outstanding pro forma                             12                (9)                3
     Additional paid-in capital                                        114,065                             114,065
     Cost of treasury stock, 449,400 shares at September 30,
         2003, 9,020,828 shares pro forma                               (7,533)          (18,491) A        (26,024)
     Deficit accumulated during the development stage                  (82,203)                            (82,203)
                                                                  ------------      ------------      ------------
              Total stockholders' equity                                24,341           (18,500)            5,841
                                                                  ------------      ------------      ------------
              Total liabilities and stockholders equity           $     24,815      $    (18,500)     $      6,315
                                                                  ============      ============      ============

TOTAL OUTSTANDING SHARES                                            11,479,648                           2,908,220

BOOK VALUE PER SHARE                                              $       2.12                        $       2.01

A Represents the repurchase of 8,571,428 Shares of our common stock at a Purchase Price of $2.10 per Share, including legal, accounting and other expenses associated with the Offer estimated at approximately $500,000.

Section 4. POSITION OF THE BOARD OF DIRECTORS AND FILING PERSONS; FAIRNESS OF THE OFFER.

         Position of the Board of Directors and Filing Persons. On October 17, 2003, our Board of Directors determined that the proposed Offer was fair to our Company and to the unaffiliated stockholders and approved the material terms of the Offer by unanimous vote, subject to final approval of the Offer to Purchase, and on November 11, 2003, our Board of Directors approved this Offer to Purchase by unanimous vote. All members of the Board of Directors, including all those who are not employees, participated in the vote. All directors believe that the Offer represents a fair and reasonable value per Share and, therefore, is fair to our stockholders who are not officers, directors, or controlling stockholders. In doing so, the Board's purpose, as well as that of Messrs. Podolski and Ploth, was to afford stockholders an opportunity to receive cash for a number of Shares and a price per Share in excess of market trading volumes and prices while, at the same time, enabling stockholders who wish to maintain their investment in Shares and to assume the benefits and risks of future operations, to do so. In addition, Messrs. Podolski and Ploth believe the Offer should occur because they believe the technologies may have value if they are allowed to be further developed. This transaction will allow them to continue in their current positions with us to see that the technologies are further developed with the remaining cash that will be left following completion of the Offer.

         There is no way to determine whether the market price or intrinsic value of each Share remaining outstanding following the closing of the Offer will be greater than or less than those offered in the Purchase Price Range.

         THE BOARD OF DIRECTORS DOES NOT MAKE ANY RECOMMENDATION TO STOCKHOLDERS REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING THE SHARES BENEFICIALLY HELD BY THEM. EACH STOCKHOLDER MUST MAKE ITS, HIS, OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. The Offer is being made to all holders of the Shares, including directors and officers of the Company, each of whom, other than Joseph Podolski and Louis Ploth, has advised the Company that he intends to participate in the Offer with all of his Shares, including Shares issuable upon exercise of in-the-money options.

         Fairness of Offer. In reaching its determination that the Offer represents a fair and reasonable value per Share and, on that basis, is fair to our unaffiliated stockholders, the Board of Directors considered a multitude of factors and circumstances, including our prior experiences over the past three years in trying to find a strategic alternative.

         Following the FDA's decision in August 1999 to place our lead candidate, VASOMAX, on hold in clinical trials, the Board engaged an investment broker to assist in finding a suitable merger candidate for us. These efforts continued over the next three years to no avail. Throughout these discussions, the Board remained steadfast in its desire to provide a return to the stockholders in excess of our existing cash value per share. For most of this period, our stock traded at a significant discount to our cash liquidation value per share, and although a decision could have been authorized to dissolve and distribute all our cash to our stockholders (subject to satisfactory resolution of the pending class action litigation), management and the Board believed that our technology had an incremental value over and above the cash liquidation value of our stock price. On several occasions, we attempted to merge with another company or be acquired by a third party, each time at a premium to the cash liquidation value of our common stock substantially similar to that offered here, but such attempted transactions were unsuccessful (see discussion on page
7). The Board and management continue to believe that our technology has some value in excess of the cash liquidation value of our stock. The structure of the Offer allows stockholders the opportunity to receive no less than the cash amount projected to be available for distribution had the Board elected to dissolve the Company at this time.

         In determining our projected cash liquidation value per share, the Board reviewed all of our assets and liabilities. The Board considered our current assets including cash and cash equivalents, accounts receivable, and prepayments. The Board also considered our current and anticipated liabilities, which include severance payable, insurance, lease obligations, current obligations for product development, accrued state income taxes and any potential damages associated with our class action lawsuit. The Board valued other non-liquid assets as well as the residual liabilities. The Board did not attribute value to its net operating loss carryforwards because of the contingent or uncertain value of those items.

         This analysis led to the determination that our projected cash liquidation value was $1.83 per share. The Board then set the minimum amount payable to any stockholder tendering his or her shares at this amount, to ensure that they would receive the cash value that was projected to be payable had we elected to (and been legally able to) dissolve at this time.

         In making its decision to conduct the tender offer at this time, the Board recognized that the longer it took to liquidate and dissolve as a result of the pending litigation, the less cash that would be available to distribute due to ongoing costs relating to running the Company. Also impacting this decision to conduct the Offer at this time were (i) the extensive regulatory delays encountered by our lead product, Vasomax, (ii) the risk that such products might not be removed from clinical hold on a timely basis or at all,
(iii) the costs associated with pursuing such actions, (iv) the early stage of our other two potential products, Progenta and Androxal, (v) the significant amount of capital required to provide clinical development of same, and (vi) the desire to provide our stockholders an opportunity to receive an amount equal to the cash liquidation value of the stock, without assuming the risk related to continuing the Company's efforts relating to the remaining technologies.

         On the other hand, allowing the management of the Company to finish the existing pre-clinical and clinical trials of Progenta and Androxal will allow those stockholders who elect to retain their Shares an opportunity to better assess the potential viability of Progenta and Androxal as drug candidates. Based upon the currently planned or pending studies and the time it will take to complete such studies, the Board wanted to ensure that the Company had at least $4,000,000 in cash or cash equivalents for management to use for such trials assuming that we repurchase the maximum number of Shares at the maximum price in the Offer. This amount is expected to provide the Company with sufficient funds to meet its operating expenses for a minimum of 12 months, which is projected to be sufficient time to complete such studies and allow for a subsequent financing; however, there can be no assurance that such amount will be sufficient or that the trials will be satisfactory to enable us to complete a financing (see Section 2 in the original Offer to Purchase under the subtitle "Zonagen's Plans After the Offer" for a complete description of our remaining technologies and the risk factors associated with such technologies.

         The Board believes that structuring the Offer in this manner, whereby a stockholder can elect to receive no less than the $1.83 per share cash liquidation value he or she would receive if we were to dissolve at this time, and up to $2.10 per share, or to elect to remain with the Company and participate in the future direction of our technologies, is the fairest way to structure the Offer and accomplish both objectives of maximizing the cash payable to stockholders while maintaining enough cash to potentially bring more value to the remaining technologies.

         In addition, at the time the Board made its determination to approve the Offer, our stock price was $1.68 per share. The range approved in the Offer represents a premium of approximately 9% to a maximum of 25% over the then current stock price. The Board's review of other tender offers by other companies during the past 12 months revealed a broad variety in offering prices and premiums, but a substantial number of these comparable transactions were in the same range as the range selected by the Company.

         The Board considered various factors in determining the procedural fairness of the Offer. None of the members of the Board, other than Joseph Podolski, who voted on the Offer were employees of the Company or had any such employment history. In addition, after the initiation of the Offer, the Board could still consider proposals superior to the Offer. Although the Offer is not being submitted to a vote of the stockholders and the Board did not retain a specific representative to act on behalf of the unaffiliated stockholders, it did not believe that these were necessary in view of the additional time and expense that would be required, the experience of the members of the Board and the effectiveness of the other procedures described above.

         The Board believes that the transaction is fair to both those stockholders who tender their shares and those who do not. Those who tender their shares will receive an amount in cash equal to the Purchase Price, which amount is in a range of 9% to 25% of the price per share at which our common stock traded immediately prior to the announcement of the Offer. The Offer is fair to those stockholders not tendering their shares because they will retain an ownership interest in a company with enough cash to initially develop its products through the completion of certain pre-clinical and clinical trials and with a product portfolio that the Company's management believes could provide significant value in the future, subject to all of the risks set forth in "Section 2 - Risk Factors."

         The Board of Directors, and Joseph Podolski and Louis Ploth, Jr., believe that the Purchase Price is fair to unaffiliated stockholders for the reasons set forth above. The non-employee directors, who comprise a majority of the Board of Directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Offer or preparing a written report concerning the fairness of the Offer. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated stockholders, we believe that our Offer is procedurally fair to unaffiliated stockholders, in addition to being substantively fair with respect to the Purchase Price Range offered. We base these beliefs on the unanimous approval of our Offer by all of our non-employee directors, who comprise all but one position of the Board, and on the following factors: (i) the Offer allows stockholders to choose a price within a range established by us at which they are willing to tender, (ii) stockholders are not compelled to tender, (iii) stockholders are provided with full disclosure of the terms and conditions of the Offer and (iv) stockholders are afforded sufficient time to consider the Offer.

         The Board of Directors is not required to seek the approval or authorization of the stockholders to make the Offer. In the Offer, no stockholders or class of stockholders will be treated differently from any other stockholders or class of stockholder, except for the preference described in this Offer for stockholders who own less than 100 shares. Shares will be purchased from any tendering Director, executive officer, and stockholders holding more than 5% of the Shares on the same basis as all other stockholders.

         No Appraisal or Dissenters' Rights. No dissenters' or appraisal rights are available to stockholders in connection with the Offer.

         Interests of Certain Persons in the Offer:

         AFFILIATES

         Other than the description of the interests of certain of our officers and directors in the Offer (including certain investment funds to which certain directors are related as described below), we are not aware of any other affiliates with any interest in this Offer, other than the same interest that all stockholders have in the Offer. Other than the Petrus Fund which is discussed under Steven Blasnik's description below, we have one five percent (5%) stockholder of which we are aware, controlled by Peter Collery and Jeff Koffler, that owns an aggregate of 5.1% of our outstanding common stock. This stockholder is represented by its two main funds, SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd. See "Section 16. Information about Zonagen's Shares; Transactions and Arrangements Concerning Shares." We do not know whether this stockholder will tender its Shares in the Offer.

         OFFICERS AND DIRECTORS

         In considering the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain of our officers and directors have interests in the Offer that are described below. Their interests may present them with certain actual or potential conflicts of interest.

         As of October 31, 2003, the directors and executive officers beneficially owned or controlled 1,759,735 Shares (which includes 664,803 Shares that may be acquired within 60 days of October 31, 2003 pursuant to outstanding stock options), which constitute approximately 14.5% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of October 31, 2003 pursuant to outstanding stock options. Of the outstanding stock options that are exercisable within 60 days of October 31, 2003, only 65,352 are in-the-money options.

         The holder of any option to purchase Shares that are exercisable prior to the Expiration Date may exercise his or her options, and then tender the Shares pursuant to the Offer. As part of the Offer, there are no plans to accelerate the vesting of outstanding stock options. As a convenience to us and the option holders, we have offered to purchase and terminate all currently exercisable options to purchase Shares that are held by non-employee directors, at a price equal to the difference between the exercise price of each option and the Purchase Price. If the tendered Shares purchased are subject to proration, the purchase of options by us will be subject to an equivalent proration.

         OFFICERS

         Joseph S. Podolski, our President and Chief Executive Officer, owns 91,881 Shares and options to acquire 248,000 Shares that are currently exercisable at exercise prices ranging from $2.94 to $8.38. Mr. Podolski has advised us that he currently intends to retain all of his Shares and options. Assuming that we purchase the maximum amount of Shares and are left with 1,643,583 shares of outstanding common stock following the Offer, Mr. Podolski could beneficially own or have the right to acquire approximately 10.8% of our outstanding shares based on his ownership described above.

         Louis Ploth, Jr., our Vice President, Business Development and Chief Financial Officer, owns 29,797 Shares and options to acquire 102,700 Shares that are currently exercisable at exercise prices ranging from $2.72 to $30.00. Mr. Ploth has advised us that he currently intends to retain all of his Shares and options. Assuming that we purchase the maximum amount of Shares and are left with 1,643,583 shares of outstanding common stock following the Offer, Mr. Ploth could beneficially own or have the right to acquire approximately 4.3% of our outstanding shares based on his ownership described above.

         DIRECTORS

         Lloyd M. Bentsen, III, a member of our Board of Directors, does not own any Shares but does own options to acquire 34,000 Shares at exercise prices ranging from $1.70 to $3.38 that are currently exercisable. Mr. Bentsen has advised us that he currently intends to exercise all of his currently exercisable in-the-money options and tender the resulting Shares in the Offer.

         Steven Blasnik, a member of our Board of Directors, does not own any Shares but does own options to acquire 113,603 Shares at exercise prices ranging from $.93 to $22.25 that are currently exercisable. In addition, Petrus Fund L.P., an investment fund over which Mr. Blasnik exercises control, owns 755,793 Shares. Mr. Blasnik has advised us that he currently intends to cause Petrus Fund to tender all of its Shares. He has also advised us that he currently intends to exercise all of his currently exercisable in-the-money options and tender the resulting Shares in the Offer.

         Timothy McInerney, a member of our Board of Directors, owns 31,202 Shares and options to acquire 66,500 Shares at exercise prices ranging from $1.70 to $22.25 that are currently exercisable. Mr. McInerney has advised us that he currently intends to tender all of his Shares. He has also advised us that he currently intends to exercise all of his currently exercisable in-the-money options and tender the resulting Shares in the Offer.

         Martin P. Sutter, Chairman of the Board and a member of our Board of Directors, owns 69,675 Shares and options to acquire 100,000 Shares at exercise prices ranging from $1.70 to $22.25 that are currently exercisable. In addition, Essex Woodlands Health Ventures III, L.P., an investment fund over which Mr. Sutter exercises certain control, owns 115,029 Shares. Mr. Sutter has advised us that he currently intends to tender all of his Shares and to cause Essex Woodlands Health Ventures III, L.P. to tender all of its Shares. He has also advised us that he currently intends to exercise all of his currently exercisable in-the-money options and tender the resulting Shares in the Offer.

         To our knowledge, no affiliate, executive officer, or director of the Company has made any recommendation either in support of or opposed to the Offer.

         Certain Transactions and Agreements Involving Shares. Except as described in this Section 4, based on our records and on information provided to us by our directors and executive officers, neither the Company, nor any associate or subsidiary of the Company nor, to the best of our knowledge, any of our directors or executive officers, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described in this paragraph, neither the Company nor, to the best of our knowledge, any of its affiliates, directors, or executive officers is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents, or authorizations.

         Indemnification and Limitation of Liability for Directors and Officers. Under the Delaware General Corporation Law ("DGCL"), corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. Our Certificate of Incorporation provides that each director and officer will be indemnified by the Company against liabilities and expenses incurred in connection with any threatened, pending, or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. Our Certificate of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the DGCL, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The DGCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of its directors or officers to the corporation or its stockholders for money damages for breach of fiduciary duty as a director except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for liability in connection with the unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. We have also purchased directors' and officers' liability insurance for the benefit of these persons.

         Transactions and Agreements with Directors and Executive Officers. Other than amendments to the employment agreements of both Messrs. Podolski and Ploth, both of which are filed as exhibits in our SEC filings, we have not entered into any transactions with our executive officers or directors in the past two years.

         Fees and Expenses Related to the Offer. No fees or commissions will be payable by us to brokers, dealers, commercial banks, or trust companies for soliciting tenders of Shares under the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depository. Upon request, we will reimburse brokers, dealers, commercial banks, and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or as an agent of the Depository for purposes of the Offer.

         The following is an estimate of fees and expenses incurred or to be incurred in connection with the Offer. The Company will be responsible for paying all such fees and expenses.

Legal Fees .................................................      $250,000
Accountant's Fees ..........................................      $ 50,000
Printing, Mailing, Filing and Depository Fees ..............      $120,000
Miscellaneous ..............................................      $ 80,000
TOTAL ......................................................      $500,000

         We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document and Instruction 6 in the Letter of Transmittal.

         Significant Corporate Events. Except as described in this Offer, we currently have no plans, proposals, or negotiations that relate to or would result in:

         - an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

         - a purchase, sale or transfer of an amount of our assets that would be material to us taken as a whole;

         - a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

         -        any class of our equity securities being delisted from Nasdaq.
                  See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Going Private";

         - any class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Going Private";

         - a suspension of our obligation to file reports under the Exchange Act. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer -- Going Private";

         - a material change in our corporate structure or business or an acquisition or disposition by any person of our securities, other than as disposed of pursuant to the Offer; or

         - a change in our Certificate of Incorporation, bylaws or other governing documents or an action that could impede the acquisition of control of the Company.

         Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value, we may undertake or plan actions that relate to or could result in one or more of these events.

SECTION 5.  REPORTS, OPINIONS, AND APPRAISALS.

         Neither we nor, to our knowledge, any of our affiliates has received any written report, opinion, or appraisal from an outside party that is materially related to the Offer, including, but not limited to, any report, opinion, or appraisal relating to the Purchase Price Range or the fairness of the transaction to the Company, any of our affiliates, or to security holders who are not affiliates. The Board of Directors did not receive a fairness opinion because our assets consist primarily of cash.

                        PROCEDURES AND TERMS OF THE OFFER

SECTION 7.  WITHDRAWAL RIGHTS.

         Shares tendered may be withdrawn at any time before the Expiration Date and, unless accepted for payment by us after the Expiration Date, may also be withdrawn at any time after 12:00 midnight, Eastern Standard Time, on January 7, 2004. Except as otherwise provided in this Section 7, tenders of Shares are irrevocable.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at its address appearing on the back page of this Offer. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution.

         If Shares have been tendered under the procedure for book-entry transfer set forth in "Section 6. Procedures for Tendering Shares -- Book-Entry Delivery," any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with the book-entry transfer facility's procedures.

         All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, the Depository, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly re-tendered before the Expiration Date by following one of the procedures described in "Section 6. Procedures for Tendering Shares -- Proper Tender of Shares."

         If we extend the Offer, if we are delayed in the purchase of Shares, or if we are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 7.

SECTION 8.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and conditions of the Offer, as soon as practicable following the Expiration Date, we will accept for payment and pay for, and thereby purchase, Shares properly tendered at or below the Purchase Price and not properly withdrawn.

         For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered and not properly withdrawn, subject to the odd lot priority, conditional tender, and proration provisions of the Offer, only when, as and if we give oral or written notice to the Depository of our acceptance of the Shares for payment.

         Upon the terms and conditions of the Offer, as soon as practicable after the Expiration Date, we will accept for payment and pay a single per share Purchase Price for up to 8,571,428 Shares or, if less, all of the Shares properly tendered and not properly withdrawn in the Offer, subject to increase or decrease as provided in "Section 11. Extension of the Offer; Termination; Amendment," and subject to proration as described in "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Proration," if properly tendered and not properly withdrawn, or such lesser number of Shares as are properly tendered and not properly withdrawn.

         We will pay for Shares purchased under the Offer by depositing the aggregate Purchase Price for the Shares with the Depository, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

         In the event of proration, we will determine the proration percentage and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for Shares purchased until approximately three to five business days, or longer, after the Expiration Date.

         We will not pay interest on the Purchase Price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See the conditions to the Offer in "Section 10. Conditions of the Offer."

         Stock Transfer Taxes. We will pay all stock transfer taxes, if any, that are payable on the transfer to us of Shares purchased under the Offer. If, however, (a) payment of the Purchase Price is to be made to any person other than the registered holder, (b) Shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or
(c) certificates representing tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

         ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITORY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER. See "Section 6. Procedures for Tendering Shares -- Backup Federal Income Tax Withholdings." Also see "Section 3. United States Federal Income Tax Consequences" for additional United States federal income tax consequences.

SECTION 9.  CONDITIONAL TENDER PROCEDURES.

         Under certain circumstances and subject to the exceptions for odd lot holders described in "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Odd Lots," we may prorate the number of Shares purchased pursuant to the Offer. As discussed in "Section 3. United States Federal Income Tax Consequences," the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of Shares pursuant to the Offer in such a manner that the purchase will be treated as a sale of such Shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the stockholder's tendered Shares are purchased. If you are an odd lot holder and you tender all of your Shares, you cannot conditionally tender, because your Shares will not be subject to proration.

         EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Offer expires, if more than 8,571,428 Shares are properly tendered and not properly withdrawn at or below the Purchase Price selected by us and we do not exercise our discretion to purchase more Shares (up to 2%), requiring proration of our acceptance of and payment for tendered Shares, then we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered Shares and the number that we would purchase would be below 8,571,428 Shares, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 8,571,428 Shares (or an amended amount). In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their Shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of Shares to be purchased.

         All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the Expiration Date without any expense to the stockholder.

SECTION 10.  CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase, or pay for any Shares tendered, and may terminate, postpone, or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after January 7, 2004, and prior to the time of payment for any such Shares (whether any Shares have been accepted for payment, purchased, or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our judgment in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

                  (1) There shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer, or otherwise relates in any manner to the Offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations, or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

                  (2) There shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or to us, by any court or any authority, agency, or tribunal that, in our judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to us; or (iv) materially and adversely affect our business, condition (financial or other), income, operations, or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

                  (3) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the US or the European Union; (iii) the commencement of a war, armed hostilities, or other international or national calamity directly or indirectly involving the US or any of its territories; (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in our judgment, might affect, the extension of credit by banks or other lending institutions in the US or the European Union;
         (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the US or abroad that could, in our judgment, have a material adverse effect on its business, operations, or prospects or the trading in the Shares; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (4) A tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, business combination or acquisition proposal with or involving us, shall have been proposed, announced, or made by another person or shall have been publicly disclosed, or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than any entity, group, or person who has filed a Schedule 13D or
         Schedule 13G with the Commission on or before November 19, 2003 shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, (ii) any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares, (iii) any such entity, group or person who has filed a Schedule 13D or
         Schedule 13G with the Commission on or before November 19, 2003, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our Board of Directors; or

                  (5) Any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects, or stock ownership of us that, in the reasonable judgment of our Board of Directors after a good faith inquiry, is or may be material to us.

         The foregoing conditions are for our sole benefit, and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. We will not waive any condition or part of a condition on behalf of a particular stockholder or stockholders but only on behalf of all of our stockholders. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. All of the conditions to the Offer must be satisfied or waived prior to the Expiration Date of the Offer.

SECTION 11.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and to delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depository and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

         We also reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares if any conditions to the Offer fail to be satisfied by giving oral or written notice of such termination or postponement to the Depository and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in "Section 10. Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any disclosure of a material change in the information published, sent or given to stockholders will be disseminated promptly to stockholders in a manner reasonably calculated to inform stockholders of such change to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable news service.

         If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of 5 business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a business day means any day other than a Saturday, Sunday or US Federal holiday and consists of the time period from 12:01 A.M. through 5:00 P.M., Eastern Standard Time. The requirement to extend the Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

         If we undertake any of the following actions:

         -        increase or decrease the Purchase Price Range for the Shares;

         - increase the number of Shares being sought in the Offer by more than 2% of our outstanding Shares; or

         -        decrease the number of Shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of such period of 10 business days.

SECTION 12.  SOURCE AND AMOUNT OF FUNDS.

         Assuming we purchase the maximum number of Shares that we may purchase pursuant to this Offer, we will pay an aggregate Purchase Price of $18 million. We expect our fees and expenses for the Offer to be approximately $500,000. See "Section 4. Position of the Board of Directors; Fairness of the Offer -- Estimate of Fees and Expenses Related to the Offer."

         Our Offer is not contingent on financing and it does not anticipate the need for any financing to consummate the Offer.

                                  MISCELLANEOUS

         This Supplement to the Offer to Purchase will be mailed as soon as practicable following the filing of this Supplement with the SEC on December 18, 2003 to record holders of Shares as of a record date of October 31, 2003 and will be furnished to brokers, dealers, commercial banks, and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         No arrangements have been made in connection with the Offer to grant unaffiliated stockholders access to our corporate files nor to provide any such stockholder counsel or appraisal services at our expense.

         Pursuant to Rules 12e-3 and 13e-4 promulgated under the Exchange Act, we have filed with the SEC an amendment to the Issuer Tender Offer Statement on Schedule TO-I/A that contains additional information with respect to the Offer. The Schedule TO-I/A, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Section 14. Information About Zonagen" of the Offer to Purchase with respect to information concerning us.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

December 18, 2003              ZONAGEN, INC.

                             ADDITIONAL INFORMATION

         If you have questions about the terms of the Offer, you should contact Joseph Podolski, President and Chief Executive Officer, or Louis Ploth, Chief Financial Officer, by mail at 2408 Timberloch Place, Suite B-10, The Woodlands, Texas, 77380, or by telephone at (281) 719-3400.

         If you have questions about the Letter of Transmittal or the procedures for tendering Shares, contact Computershare Trust Company, Inc., the Depository, by mail at P.O. Box 1596, Denver, CO 80201-1596 or by telephone at 1 (303) 262-0600, ext. 4732.

         The Depository for the Offer is:

                        COMPUTERSHARE TRUST COMPANY, INC.

             By Mail:                                    By Hand:
          P.O. Box 1596                                 350 Indiana
      Denver, CO 80201-1596                              Suite 800
                                                     Golden, CO 80401


         The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company, or nominee to the Depository at one of its addresses set forth above.

         Any questions or requests for assistance may be directed to us or the Depository at our respective telephone number and address set forth above. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to us at the telephone number and address set forth above. You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depository.